ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF INCOME
                        FOR THE PERIOD ENDED MARCH 31, 2000



                                         Three Months EndYear To Date Ended
                                         March 31, 2000   March 31, 2000


OPERATING REVENUES:
   Wholesale and Other                      $461,247            $461,247
                                             461,247             461,247
      Total Operating Revenues

OPERATING EXPENSES:
  Power costs:
  Customer Accounting & Services              10,602              10,602
  Administrative & General                   342,712             342,712
      Total Operation & Maintenance          353,314             353,314

   Depreciation
   Taxes other than income taxes               4,704               4,704
   Federal and state income taxes             42,834              42,834
              Total Operating Expenses       400,852             400,852
              Operating Income                60,395              60,395

Other Income, Net                             84,148              84,148

Interest Charges                                   0                   0


Net Income                                  $144,543            $144,543